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                                                                    EXHIBIT 99.9

                       AMENDED AGREEMENT OF JOINT VENTURE



THE JOINT VENTURE INTERESTS HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AS PROVIDED IN APPLICABLE STATUTES. THE SALE OR OTHER DISPOSITION OF THE JOINT VENTURE INTERESTS IS RESTRICTED, AS SET FORTH HEREIN, AND THE EFFECTIVENESS OF ANY SUCH SALE OR OTHER DISPOSITION MAY BE CONDITIONED UPON RECEIPT BY THE JOINT VENTURE OF AN OPINION OF COUNSEL SATISFACTORY TO THE JOINT VENTURE AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE STATUTES. IN CONNECTION WITH ACQUIRING THE JOINT VENTURE INTERESTS, THE JOINT VENTURERS WILL REPRESENT THAT THEY WILL NOT SELL OR OTHERWISE DISPOSE OF THE JOINT VENTURE INTERESTS WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID STATUTES AND THE RULES AND REGULATIONS THEREUNDER.

This Amended Agreement (the "Agreement") is entered into by and between TBX Resources, Inc. (the "Joint Venture Manager"), and Tim Burroughs (the "Original Joint Venturer"), and the persons listed on Exhibit "1" hereto and signing counterparts of this Agreement (such persons being herein referred to individually as a Joint Venturer: and collectively as the "Joint Venturers").

                                   WITNESSETH:

WHEREAS, by an Agreement of Joint Venture of the Bethany Field Joint Venture (the "Original Agreement"), dated June 15, 1999, the Joint Venture Manager and the Original Joint Venturer, as sole Joint Venturer, formed the Bethany Field Joint Venture (the "Joint Venture") as a joint venture under the Uniform Partnership Act of the State of Texas; and

WHEREAS, the Joint Venture is presently in existence as a joint venture under the Uniform Partnership Act of the State of Texas; and

WHEREAS, the Original Joint Venturer desires to withdraw from the Joint Venture and to have his Joint Venture Interest reallocated to the Joint Venturers; and

WHEREAS, the parties hereto desire to amend, restate and supersede in its entirety the Original Agreement by and between the Joint Venture Manager and the Original Joint Venturer, and to enter into this Agreement for the purposes of
(i) admitting the persons listed on Exhibit 1 attached hereto into the Joint Venture as Joint Venturers, (ii) providing for the withdrawal of the Original Joint Venturer from the Joint Venture, and (iii) amending, restating and superseding in its entirety the Original Agreement as hereinafter set forth;


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                                    ARTICLE I
                                     GENERAL

         1.1 Continuation. The parties to this Agreement hereby continue the joint venture (the "Joint Venture") for the sole purposes set forth herein. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Joint Venturers and the administration and termination of the Joint Venture shall be governed by the provisions of the Texas Uniform Partnership Act (the "Act"). A Joint Venturer's interest in the Joint Venture shall be personal property, and all real and personal property owned by the Joint Venture shall be deemed to be owned by the Joint Venture as an entity, and no Joint Venturer, individually, shall own any interest in the specific Joint Venture properties.

         1.2 Purpose and Scope of the Joint Venture. The primary investment objective of the Joint Venture is the acquisition of 90% of the Working Interest, which is approximately 75% Net Revenue Interest in the Venture Prospect which consists of two oil wells, one re-entry gas well and one salt water disposal well located on 228.5 acres of oil and gas leases in Panola County, Texas.

         1.3 Name. The name of the Joint Venture shall be Bethany Field Joint Venture.

         1.4 Term. The term of the Joint Venture shall commence on the date hereof and shall continue so long as there remains any interest in the Joint Venture Properties (as that term is hereinafter defined) which has not been forfeited, sold, disposed of or otherwise abandoned, unless sooner terminated pursuant to Section 6.1, but in no event shall the term of the Joint Venture extend past December 31, 2050.

         1.5 Place of Business. The principal place of business of the Joint Venture and the principal mailing address of the Joint Venture shall be 12300 Ford Road, Suite 265, Dallas, Texas 75234, and the Joint Venture Manager may change the principal place of business and principal mailing address at any time and from time to time by notice to the Joint Venturers. The Joint Venture may also have such other places of business within the United States as the Joint Venture Manager may determine to be appropriate.

         1.6 Certain Definitions. When used in this Agreement, the following terms shall have the meanings as set forth below:

                  1.6.1 "Accredited Investor" shall mean any investor meeting at least one of the following conditions:

                           (1) Any natural person whose individual net worth (or
                  joint net worth with that person's spouse, if applicable) at the time of purchase exceeds $1,000,000; or

                           (2) Any natural person who had an individual income
                  in excess of $200,000 (or $300,000 with spouse) in each of the two most recent years and who reasonably expects an income in excess of $200,000 (or $300,000 with spouse) in the current year; or


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                           (3) Any other "Accredited Investor" as that term is
                  defined in Regulation D as adopted by the SEC.

                  1.6.2 "Affiliate" shall mean (i) any person directly or indirectly controlling, controlled by, or under common control with, another person, (ii) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of another person, (iii) any officer, director, partner of a person, and (iv) if such person is an officer, director or partner of any company for which such person acts in any such capacity. "Person" means any individual, corporation, partnership, trust, estate or other entity.

                  1.6.3 "Code" shall mean and refer to the Internal Revenue Code of 1986, as amended.

                  1.6.4 "Equipping Costs" shall mean all the costs associated with equipping the Venture Well.

                  1.6.5 "Family Member" shall mean a designated individual's spouse at the time in question and his descendants by consanguinity or adoption.

                  1.6.6 "Family Trust" shall mean a trust in which the primary beneficiaries are the designated individual or one or more of his Family Members.

                  1.6.7 "General and Administrative Costs" shall mean in respect to any period, all reasonable and customary legal, accounting, geophysical, geological, land, engineering, travel, rent, telephone and similar costs necessary or appropriate to the conduct of the business of the Joint Venture.

                  1.6.8 "Joint Venturers" shall mean the person, firms, corporations, and other entities that are admitted to the Joint Venture either as original, additional or substituted Joint Venturers and that are then owners of an interest in the Joint Venture. Reference to a "Joint Venturer" shall mean any one of the Joint Venturers. A Joint Venturer shall not be deemed to be the owner of any assigned interest in the Joint Venture unless and until the assignee of such interest in the Joint Venture has been admitted to the Joint Venture as a substituted Joint Venturer.

                  1.6.9 "Joint Venture Manager" shall mean TBX Resources, Inc., a Texas corporation, which shall retain a 5% Net Revenue Interest in the Venture Prospect.

                  1.6.10 "Joint Venture Percentage" of any Joint Venturer shall mean that percentage obtained by converting to a percentage the fraction having as its numerator the number of Interests owned by such Joint Venturer at the time such percentage is determined and having as its denominator the total number of Interests owned by Joint Venturers at such time.

                  1.6.11 "Joint Venture Properties" shall mean the interests, properties and rights of any type owned by the Joint Venture.


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                  1.6.12 "Interest" shall mean an investment in the Joint
         Venture equal to $39,500, and shall constitute a 9% Working Interest and a 7.5% Net Revenue Interest.

                  1.6.13 "Legal, Accounting and Printing Costs" the costs associated with the preparation of the Memorandum including legal fees, accounting fees, printing costs, and miscellaneous costs associated with the offer of the Interests.

                  1.6.14 "Leases" shall mean full or partial interest in (1) Working Interests, (2) oil and/or gas mineral rights, (3) licenses, (4) concessions, (5) contracts, or (6) other rights authorizing the owner thereof to drill for, reduce to possession and produce oil and/or gas.

                  1.6.15 "Memorandum" shall mean the Confidential Private Placement Memorandum of the Joint Venture dated June 15, 1999.

                  1.6.16 "Net Revenues" shall mean, in respect to any period, the portion of Proceeds in excess of the Operating Costs and the General and Administrative Costs incurred by the Joint Venture during such period.

                  1.6.17 "Net Revenue Interest" shall mean an interest in an oil and gas property which entitles the owner to a specific portion of the production income from such property.

                  1.6.18 "Non-Accredited Investors" shall mean persons or entities who do not satisfy one or more of the alternative definitions of the term "Accredited Investor" and who, by virtue of their financial resources and investment acumen or through the use of advisors, satisfy the Joint Venture Manager or its authorized representatives that such investors satisfy the suitability standards imposed by Rule 506 of Regulation D and otherwise meet the financial investment standards set forth in the Execution Documents.

                  1.6.19 "Payout" shall mean when the Joint Venturers have received the return of their Capital Contributions from the sale of oil and gas produced by the Venture Wells.

                  1.6.20 "Proceeds" shall mean, in respect to any period, the aggregate gross cash receipts received by the Joint Venture from all sources during such period.

                  1.6.21 "Subscription" shall mean the delivery of an investor of a completed set of Execution Documents in the form accompanying the Memorandum and the tender by such investor to the Joint Venture of the Subscription Payment as required by Section 2.1 hereof.

                  1.6.22 "Subscription Payment" shall mean the subscription amount for each Interest ($39,500), upon subscription.

                  1.6.23 "Subscription Period" shall commence on the date of the Memorandum and shall expire on November 30, 1999.


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                  1.6.24 "Syndication Costs" shall mean costs, including sales commissions and other selected expenses to be incurred by the Joint Venture in the syndication, distribution and offer of the Interests pursuant to the Memorandum.

                  1.6.25 "Venturers" shall mean collectively the Joint Venture Manager and the Joint Venturers. Reference to a "Venturer" shall mean any one of the Venturers.

                  1.6.26 "Venture Prospect" shall mean the 228.5 acres of oil and gas leases, the two existing oil wells, 1 re-entry gas well, and the one salt water disposal well.

                  1.6.27 "Venture Wells" shall mean the two oil wells, one re-entry gas well and one salt water disposal well located in Panola County, Texas, and any permitted substitutions or additions thereto.

                  1.6.28 "Working Interest" shall mean the operating interest under an oil and gas lease entitling the holder, at his or its expense, to conduct drilling and production operations on the leased property and to receive the net revenues from such operations.

                  1.6.29 "Uniform Act" or "Act" shall mean the Uniform Partnership Act of the State of Texas.

                                   ARTICLE II
                              CAPITAL CONTRIBUTIONS

         2.1 Capital Contributions of the Joint Venturers.

                  2.1.1 Upon their Subscription to the Joint Venture and the acceptance thereof by the Joint Venture Manager, the Joint Venturers shall each purchase a minimum of one Interest in the amount of $39,500; provided, however, that the Joint Venture Manager may issue fractional Interests in exchange for the contribution by a Joint Venturer to the capital of the Joint Venture of an amount less than $39,500 to the extent permitted by applicable securities laws. The Joint Venture Manager shall issue no more than ten (10) Interests to no more than thirty-five (35) Investors and to an unlimited number of Accredited Investors as the various jurisdictions where the Interests are offered and sold shall permit. The Subscription Payments received by the Joint Venture shall be held in an segregated account at Texas Commerce Bank, Dallas, Texas, until Subscriptions for ten (10) Interests have been accepted by the Joint Venture Manager. An initial capital account shall be established for each Joint Venturer in an amount equal to his Subscription Payment. Payment for these Interests shall be made by each Joint Venturer upon execution and tendering of the Subscription Agreement to the Joint Venture Manager for his consideration, in the sum of $39,500.

                  2.1.2 If Subscriptions for ten (10) Interests are accepted by the Joint Venture Manager on or before the expiration of the Offering Period, the Joint Venture Manager shall contribute cash to the Joint Venture in an amount equal to $3,950. The Joint Venture Manager will also contribute cash monthly to the Joint Venture in an amount sufficient to pay all Joint Venture costs and expenses charged to the Joint Venture Manager with respect to the Joint Venture Manager's 10% interest in the Joint Venture, to the extent such costs and expenses exceed his share of undistributed


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revenues or proceeds of advances to the Joint Venture, and an amount equal to his share of any assessments made pursuant to Section 4.9 hereof. The Joint Venture Manager may also make capital contributions to the Joint Venture by purchasing Interests and by paying assessments of defaulting Joint Venturers. The Joint Venture Manager will retain a 9% Carried Working Interest through the tanks and will pay only its pro rata portion of well operating costs.

         2.2 Adjusted Capital Account. A capital account shall be established and maintained for each Venturer in accordance with Treasury Regulations promulgated under Section 704(b) of the Code. Such capital account shall be credited with:

                  (a) The Venturer's contributions to the capital of the Joint Venture;

                  (b) The Venturer's share of income and gains (including exempt income), and revaluation gain in winding-up;

and shall be debited with:

                  (c) The distributions made to such Venturer; and

                  (d) The Venturer's share of losses (including nondeductible expenditures not chargeable to capital account), and revaluation loss in winding-up.

         In addition, each Venturer's capital account shall be credited or debited in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv), or any successor provision, to the extent necessary for the allocation of Joint Venture items of income, gain, loss, deduction and credit to be respected under Section 704 of the Code.

         2.3 Interest. Contributions to the capital of the Joint Venture will not bear interest.

         2.4 No Priorities of Joint Venturers. No Joint Venturer shall have the right to withdraw or reduce his contribution to the capital of the Joint Venture except as the result of the dissolution of the Joint Venture or as otherwise provided by and in accordance with the Act, and no Joint Venturer shall have the right to demand or receive property other than cash in return for his contributions to the Joint Venture or have priority over any other Joint Venturer, either as to the return of contributions of capital to the Joint Venture or as to profits, losses or distributions.

         2.5 Additional Joint Venturers. The Joint Venture Manager may solicit Subscription Payments for $395,000 from a maximum of thirty-five (35) Non-Accredited Investors or from an unlimited number of Accredited Investors as permitted in jurisdictions where the Interests will be sold. The Joint Venture Manager may admit as Joint Venturers to the Joint Venture the persons, firms, corporation and other entities whose contributions it accepts. The name, residence address, and amount of such contribution of each person, firm, corporation or other entity admitted as Joint Venturers shall be set forth on Exhibit "1" attached hereto. Each additional Joint Venturer shall make such representations and warranties as may be required by the Joint Venture Manager.

         2.6 Subscription Period. The Joint Venture Manager shall approve or disapprove Subscriptions of Joint Venturers within thirty (30) days of receipt and shall return immediately any unaccepted Subscriptions. The Subscription Period for the Joint Venture shall terminate on November 30,


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1999. In the event Subscriptions totaling $395,000 (10 Interests) are not received on or before the termination of the Subscription Period, the Joint Venture Manager has the right, but not the obligation, to purchase any outstanding Interests as a Joint Venture in the Joint Venture in order to facilitate Joint Venture business, to extend the subscription period, or to refund the full amount paid by each subscriber without interest.

                                   ARTICLE III
                         COMPENSATION AND ALLOCATION OF
                        INCOME, EXPENSE, PROFIT AND LOSS

         3.1 Compensation to Joint Venture Manager. As compensation for its services to the Joint Venture and reimbursement for expenses on behalf of the Joint Venture, the Joint Venture Manager is hereby authorized to receive an Interest in the Net Revenues, income, expenses, gains, losses, deductions and credits of the Joint Venture as described fully in Article III hereof.

         3.2 Participation in Costs. Except as otherwise provided in Section 4.9, the costs and expenses of the Joint Venture will be allocated to the parties as follows:

                  3.2.1 Leasehold and Well Purchase Costs. The Geological, Seismic and Geophysical Costs shall be charged 99% to the Joint Venturers and 1% to the Joint Venture Manager.

                  3.2.2 Rework and Equipping Costs. The Turnkey Rework and Equipping Costs shall be charged 99% to the Joint Venturers and 1% to the Joint Venture Manager.

                  3.2.3 Special Costs. The Syndication Costs, Organizational Costs, Legal, Accounting and Printing Costs, and Management Fee shall be charged 99% to the Joint Venturers and 1% to the Joint Venture Manager.

                  3.2.4 Other Costs. All other Joint Venture costs and expenses shall be charged 99% to the Joint Venturers and 1% to the Joint Venture Manager.

         3.3 Participation in Revenues. Except as otherwise provided herein, Joint Venture revenues and Cash Flow shall be credited 99% to the Joint Venturers and 1% to the Joint Venture Manager.

         3.4 Tax Allocations. To the extent permitted by the Code, all deductions and credits for federal income tax purposes, including, but not limited to, intangible drilling and development costs, cost recovery deductions, rental expenses, and investments qualifying for the investment tax credit where applicable, shall be allocated to the party who has been charged with the expenditure giving rise to such deductions and credits; and to the extent permitted by law, such parties shall be entitled to such deductions and credits in computing taxable income or tax liabilities to the exclusion of any other party. It is agreed that the tax basis of each oil and gas property for computation of cost depletion and gain or loss on disposition or abandonment shall be allocated and reallocated when necessary based upon the capital interest in the Joint Venture as to such property and the capital interest in the Joint Venture for such purpose as to each property shall be considered to be owned by the parties hereto in the ratio in which the expenditure giving rise to the tax basis of such property has been charged as of the end of such year.


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         Except as otherwise provided herein, each item of Joint Venture income and gain shall be allocated in the same manner as Joint Venture Revenues are allocated to the parties pursuant to Section 3.3 hereof. Gain on disposition of Leases shall be separately determined by each party based upon his share of proceeds allocated hereunder; gain on disposition of other assets shall be allocated among the parties hereto in the ratio in which each party's share of proceeds of sale exceeds such party's share of expenditures giving rise to the adjusted tax basis of the disposed property; provided, further, that within the limits of the above allocations, gain treated as ordinary income by reason of recapture of deductions shall be allocated to the parties who received the benefit of such deductions.

         3.5 Sharing Among Joint Venturers. Except as otherwise specifically provided in this Agreement, revenues, costs and expenses allocated to the Joint Venturers and paid from Subscription Payments shall be shared by each Joint Venturer in accordance with his respective Joint Venturer Percentage. Costs and expenses charged and credited to the Joint Venturers and paid from assessment proceeds shall be allocated among the Joint Venturers in the ratio in which their respective assessments bear to the total paid assessments of the Joint Venturers. Subject to the adjustments of Section 4.9 hereof for failure to pay any assessment, Joint Venture Net Revenues allocable to the Joint Venturers shall be allocated among them in the ratio of their Subscription Payments and paid assessments.

         3.6 Allocation of Joint Venture Items with Respect to Interests Transferred. If any interest in the Joint Venture is transferred, or is increased or decreased by reason of the admission of a new Venturer or otherwise, during any taxable year of the Joint Venture, each item of income, gain, loss, deduction or credit of the Joint Venture for such taxable year shall be assigned pro rata to each day in the particular period of such taxable year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Venturer based upon his respective interest in such items at the close of such day. For the purpose of accounting convenience and simplicity, the Joint Venture shall treat a transfer of, or an increase or decrease in, an interest in the Joint Venture which occurs at any time during a month (commencing with the month including the date hereof) as having been consummated on the first day of such month, regardless of when during such month such transfer, increase or decrease actually occurs. Distributions of Joint Venture assets in respect to an interest in the Joint Venture shall be made only to the persons who, according to the books and records of the Joint Venture, are the owners of the interests in respect of which such distributions are made on the actual date of distribution. The Joint Venture Manager shall incur no liability for making distributions in accordance with the provisions of the preceding sentence, whether or not the Joint Venture Manager has knowledge or notice of any transfer or purported transfer of ownership of any interest in the Joint Venture. Without limitation of the foregoing, gain or loss of the Joint Venture realized in connection with a sale or other disposition of all or substantially all of the Joint Venture's assets and/or a termination of the Joint Venture shall be allocated only to persons who own interests in the Joint Venture as of the date such transaction occurs.

         3.7 Distributions. The Joint Venture Manager shall review on a periodic basis and, at least quarterly, determine whether a cash distribution to the Venturers should be made, taking into consideration the future cash requirements of the Joint Venture. At such time that cash distributions are made, such distributions shall be made to the Joint Venture Manager and the Joint Venturers in the same proportion as set forth for the allocation of revenues in Section
3.3 hereof.

         3.8 Qualified Income Offset. Notwithstanding any other provision of this Agreement:


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                  (1) No allocation of any item of loss or deduction or other item shall be made to a Joint Venturer to the extent such allocation causes or increases a deficit balance in such Joint Venturer's capital account, as kept for purposes of Code Sec. 704(b), as of the end of the Joint Venture taxable year to which such allocation relates. In determining the extent to which the previous sentence is satisfied, such Joint Venturer's capital account also shall be reduced for:

                          (a) Adjustments that, as of the end of such year,
                  reasonably are expected to be made to such Joint Venturer's capital account under Treasury Regulation Section 1.704-1(b)(2)(iv)(k) for depletion allowances with respect to any oil and gas properties of the Joint Venture; and

                          (b) Allocations of loss and deduction that, as of the
                  end of such year, reasonably are expected to be made to such Joint Venturer pursuant to Code Section 704(e)(2), Code
                  Section 706(d), and paragraph (b)(2)(ii) of Treasury Regulation Section 1.751-1, and

                          (c) Distributions that, as of the end of such year,
                  reasonably are expected to be made to such Joint Venturer to the extent they exceed offsetting increases to such Joint Venturer's capital account that reasonably are expected to occur during (or prior to) the Joint Venture taxable years in which such distributions reasonably are expected to be made. For purposes of determining the amount of such expected distributions and expected capital account increases, the adjusted tax basis of Joint Venture property (or, if Joint Venture property is properly reflected on the books of the Joint Venture at a book value that differs from its adjusted tax basis, the book value of such property) will be presumed to be the fair market value of such property, and adjustments to the adjusted tax basis (or book value) of such property will be presumed to be matched by corresponding changes in such property's fair market value.

                  (2) A Joint Venturer who unexpectedly receives an adjustment, allocation, or distribution described in (a), (b) or (c) immediately above, shall be allocated items of income and gain (consisting of a pro rata portion of each item of Joint Venture income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

                  (3) If a Joint Venturer receives an allocation of income or gain described in (2) immediately above, then, for each subsequent taxable year and subject to the limitation of (1) immediately above and such other limitations as are imposed by this agreement, all items of income, gain, loss and deduction shall be allocated in an amount and manner sufficient to offset such allocation of income or gain as quickly as possible.


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                                   ARTICLE IV
                                   MANAGEMENT

         4.1 Management of the Joint Venture. The Joint Venture Manager shall have full, exclusive and complete charge of all affairs of the Joint Venture and of the management and control of the Joint Venture, subject only to the limitations set forth in Section 4.4 hereof. The Joint Venture Manager shall have all the rights and powers which may be possessed by a partner pursuant to the Act, and such rights and powers as are otherwise conferred by law or are necessary, advisable and convenient as to the management of the business and affairs of the Joint Venture. TBX Resources, Inc. (or it's designee) is hereby designated by the Venturers to be the "Tax Matters Partner" for federal income tax purposes.

         4.2 Expenses of Joint Venture Manager. The Joint Venture Manager may charge the Joint Venture for his allocable share of post-offering General and Administrative Costs directly or indirectly incurred as a result of the Joint Venture.

         4.3 Independent Activities. The Joint Venture Manager shall devote such time and energy to the business of the Joint Venture as is necessary for the efficient conduct thereof. The Joint Venture Manager, and any of its affiliates or associates, may, notwithstanding the existence of this Agreement, engage in whatever other activities each chooses, whether the same be competitive with the Joint Venture or otherwise, without having or incurring any obligation to offer any interest in such activities to the Joint Venture or any party hereto. Neither this Agreement nor any activity undertaken pursuant hereto shall prevent the Joint Venture Manager or any of his associates from engaging in such activities, or require the Joint Venture Manager to permit the Joint Venture or any Joint Venturer to participate in any such activities, and as a material part of the consideration for the Joint Venture Manager's execution hereof, each Joint Venture Manager's execution hereof, each Joint Venturer hereby waives, relinquishes and renounces any such right or claim of participation.

         4.4 Certain Limitations. Notwithstanding anything to the contrary contained elsewhere herein, the Joint Venture Manager shall not do any of the following:

                  4.4.1 Do any act in contravention of this Agreement;

                  4.4.2 Do any act which would make it impossible to carry on the ordinary business of the Joint Venture;

                  4.4.3 Confess a judgment against the Joint Venture;

                  4.4.4 Sell, transfer, assign pledge or subject to mortgage or security interest any Joint Venture Property for other than a Joint Venture purpose;

                  4.4.5 Admit a person as a Joint Venture Manager except as otherwise provided in this Agreement;

                  4.4.6 Admit a person as a Joint Venturer except as otherwise provided in this Agreement;


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                  4.4.7 Sell all or substantially all of the Joint Venture
         Properties unless Joint Venturers having an aggregate Joint Venture Percentage of at least a simple majority have approved such action.

         4.5 Role of Joint Venturer. No Joint Venturer (other than a Joint Venturer who is also a Joint Venture Manager) shall take any part in, or interfere in any manner with, the conduct or control of the business of the Joint Venture or have any right or authority to act for or by the Joint Venture.

         4.6 Administrator. TBX Resources, Inc., or its designee, is hereby designated as Administrator of the Joint Venture.

         4.7 Exculpation and Indemnification. Except in case of gross negligence or willful misconduct, the doing of any act or the failure to do any act by the Joint Venture Manager, the effect of which may cause or result in loss or damage to the Joint Venture, shall not subject the Joint Venture Manager or any of its affiliates, associates or employees to any liability to the Joint Venturers or the Joint Venture. Furthermore, the Joint Venture shall indemnify the Joint Venture Manager and its affiliates, associates and employees thereof against expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if the Joint Venture Manager or any of its affiliates, associates or employees acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Joint Venture.

         4.8 Contract with Affiliates. The Joint Venture Manager may enter into agreements with other companies owned, controlled or affiliated with the Joint Venture Manager on competitive terms with other companies doing similar work in the area.

         4.9 Assessments. After all Capital Contributions have been expended, the Joint Venture Manager may request payment by the Joint Venturers of Assessments, which shall be paid by the Joint Venturers in their proportionate shares (i.e., 99% of the Joint Venturers and 1% by the Joint Venture Manager). Assessments may be requested by the Joint Venture Manager. Payment of any Assessments will be due within ten days of the mailing of written request therefor.

         4.10 Default.

                  4.10.1 If any Joint Venturer (a "Defaulting Joint Venturer") shall fail to make a payment of his Capital Contribution within seven days of the date due, or an Assessment within ten days after such payment is due, he shall be in default, and thereupon the Joint Venture Manager, after seven days written notice of his intent to do so, shall have the right to set-off any Joint Venture distributions due to the Defaulting Joint Venturer against amounts due from such Defaulting Joint Venturer to the Joint Venture, plus expenses incurred in connection therewith, and, at the sole discretion of the Joint Venture Manager, do any one or more of the following:

                          4.10.1.1 in case of nonpayment of an Assessment,
                  accumulate all of said Defaulting Joint Venturer's share of Cash Flow, which shall be charged against a separate account for the set purpose of accounting for the amount not paid by such Joint Venturer. Said account shall be credited with the Defaulting Joint Venturer's share of Cash Flow. When the total amount credited under this Section equals five hundred percent (500%) of the total amount not paid by the Defaulting Joint Venturer, no further amount shall be charged or credited to said special account, and all income and expenses thereafter arising from the Joint Venture operations attributable to the interest of the Defaulting Joint Venturer shall be charged or credited to his account;

                          4.10.1.2 in the case of failure to make a Capital
                  Contribution or an Assessment, secure another person or persons (who may already be a Joint Venturer(s) or the Joint Venture Manager) to pay the defaulted installment or assessment not paid by the Defaulting Joint Venturer, whereupon such other person(s) shall be admitted as a Joint Venturer(s) (if necessary). Upon such admission, the Defaulting Joint Venturer shall have no further rights as a Joint Venturer. The expenses of admitting such other person(s) as a Joint Venturer(s) shall be paid by the Defaulting Joint Venturer;

                          4.10.1.3 in the case of failure to make a Capital
                  Contribution or an Assessment, require the Defaulting Joint Venturer to sell his Interest(s) for $100 to the Joint Venture Manager or its designee, and the purchaser shall be admitted to the Joint Venture as a Joint Venturer in accordance with
                  Section 5.3, succeeding to the rights and obligations of the Defaulting Joint Venturer; or

                          4.10.1.4 exercise any other remedies available to the
                  Joint Venture at law, in equity or otherwise.

                  4.11 Appointment of Joint Venture Manager as Attorney-in-Fact. Each Joint Venturer hereby irrevocably appoints the Joint Venture Manager (but only so long as the Joint Venture Manager is acting as Joint Venture Manager) his attorney-in-fact to execute all documents necessary to accomplish the foregoing, which appointment shall be coupled with an interest.

                  4.12 Remedies. Each of the Joint Venturers agrees to the remedies provided in this Section 4.10 in recognition of the substantial and speculative nature of the damages which his default could cause to the other Venturers and to the Joint Venture, and with the further recognition that the necessity of an accounting or dissolution of the Joint Venture upon such event of default by a Joint Venturer would be detrimental to the Joint Venture and impractical to carry out. The parties have agreed that the Joint Venture's actual damages, in the event of a default of a Joint Venturer, would be extremely difficult or impractical to determine, and the parties therefore agree that the remedies provided herein are reasonable.

                                    ARTICLE V
                     ASSIGNMENTS, ADMISSIONS, SUBSTITUTIONS,
                            RESIGNATIONS AND REMOVALS

         5.1 Transfers by Joint Venture Manager. Upon written notice to the Joint Venturers, the Joint Venture Manager shall have the right to sell, assign, transfer, give or in any other way dispose of, his interest as Joint Venture Manager of the Joint Venture. The Joint Venture Manager may, without notice to the Joint Venturers, pledge, encumber, or give as collateral its interest as a Joint Venturer Manager of the Joint Venture. Upon written notice of the Joint Venturers, the Joint Venture Manager shall also have the right to convert its interest in the Joint Venture to an equal undivided interest in any oil and gas leases owned by the Joint Venture provided there is no change in the Joint Venture Manager's compensation or the allocation of income, expense, profit or loss as set forth in Article III herein.

         5.2 Transfer by Joint Venturers. No voluntary assignments, transfers or hypothecation of the Interests purchased herein will be permitted for a period of one (1) year after the date of purchase, and none will be permitted thereafter unless said assignment, transfer or hypothecation in the opinion of counsel satisfactory to the Joint Venture Manager and its counsel, complies with all applicable securities laws. No assignee of all or any part of his Interests shall become a substituted Joint Venturer unless the Joint Venture Manager shall consent thereto, in writing, and in the event that the Joint Venture Manager grants such consent, it shall be effective only on the following additional conditions:

                  5.2.1 The assignee shall consent in writing, in form prepared by or satisfactory to the Joint Venture Manager, to be bound by the terms and conditions of this Agreement in the place and stead of the assigning Joint Venturer;

                  5.2.2 The assignee shall pay any expenses of the Joint Venture in effecting the substitution;

                  5.2.3 All requirements of the Act, including an amendment to this Agreement, shall have been completed by the assignee and the Joint Venture; and

                  5.2.4 The assignment is effected in compliance with all applicable state and federal securities laws as evidenced by an opinion of counsel satisfactory to the Joint Venture Manager.

         The Joint Venture Manager, at its election, may condition or withhold such consent for any reason, including but not limited to requiring that the Joint Venture Manager and/or the remaining Joint Venturers shall have the right of first refusal to acquire such Interests to be transferred upon terms and conditions equal to the best bona fide offer the transferring Venturer may have received for the purchase of such Interests.

         5.3 Death of a Joint Venturer. Upon the death of a Joint Venturer, the personal representative of such Venturer shall have all the rights of the Joint Venture hereunder for the purpose of managing and settling the estate of the Joint Venturer. Thereafter, the person or persons succeeding to the Interests of the deceased Joint Venturer by bequest, inheritance or otherwise, shall be substituted in the place of such Joint Venturer to the extent of the Interests so received by such person; however, if the successors are more than one (1) in number, one of them must act as agent for the others, which agent shall be appointed within ninety (90) days of the death of the deceased Joint Venturer. The death of a Joint Venturer shall not terminate the Joint Venture.

         5.4 Substituted Joint Venturer. If any person who is not already a Joint Venturer acquires all or part of the Interest of a Joint Venturer after compliance with all of the terms of this Article V, such person shall have the right to become a substituted Joint Venturer within the meaning of the Act if:

                  5.4.1 Such person elects to become a substituted Joint Venturer by delivery of a written notice of such election to the Joint Venture Manager;

                  5.4.2 The Joint Venture Manager consents thereto in writing;
         and

                  5.4.3 Such person executes and acknowledges such other instruments as the Joint Venture Manager may deem necessary or advisable to effect the admission of such person as a substituted Joint Venturer, including, without limitation, the written acceptance and adoption of such person of the provisions of this Agreement.

         Upon satisfaction of the foregoing requirements, this Agreement shall be amended in accordance with the provisions of the Act, and all other steps shall be taken which, in the opinion of the Joint Venture Manager, are reasonably necessary to admit such person under the Act as a substituted Joint Venturer, and such person shall thereupon become a substituted Joint Venturer within the meaning of the Act.

         5.5 Joint Venture Manager as a Joint Venturer. If the Joint Venture Manager acquires an interest as a Joint Venturer in the Joint Venture, and if with respect to such interest the Joint Venture Manager becomes a substituted Joint Venturer within the meaning of the Act and this Agreement, the Joint Venture Manager shall, with respect to such interest, enjoy all of the rights and be subject to all of the obligations and duties of a Joint Venturer.

                  5.6 Resignation or Removal of Joint Venture Manager.

                  5.6.1 Resignation of Joint Venture Manager. Any Joint Venture Manager shall have the right to resign as a Joint Venture Manager by delivering written notice to the other Joint Venture Manager, if any, and the Joint Venturers.

                  5.6.2 Bankruptcy of a Joint Venture Manager. Upon his or its adjudication as a bankrupt, any Joint Venture Manager shall automatically be removed as a Joint Venture Manager.

                  5.6.3 Election of Successor Joint Venture Manager. In the event a Joint Venture Manager shall have ceased to act as Joint Venture Manager, and pursuant to Section 6.1.1, a successor Joint Venture Manager or Joint Venture Managers are elected, such successors shall be elected at a meeting called in accordance with Section 10.7 by vote of a majority in interest of Joint Venturers. No person or entity shall be elected as a successor Joint Venture Manager unless he or it shall agree to accept all liabilities, duties and obligations hereunder, and shall execute a copy of this Agreement as a Joint Venture Manager.

                  5.6.4 Removal of Joint Venture Manager. Subject to the terms of Article IX, a Joint Venture Manager may be removed, and in such event, a successor Joint Venture Manager may be elected.

                  5.6.5 Effect of Removal. Upon the removal of the Joint Venture Manager, the Joint Venture Manager shall receive an assignment from the Joint Venture of an undivided ten percent (10%) interest in the Joint Venture Properties and shall no longer be entitled to distributions, if any, nor allocated Net Revenues, expenses and losses, if any, under
         Article III hereof.

                                   ARTICLE VI
                           DISSOLUTION AND WINDING-UP
                              OF THE JOINT VENTURE

         6.1 Dissolution of the Joint Venture. The Joint Venture shall be dissolved upon the happening of any of the following events:

                  6.1.1 The resignation, adjudication of bankruptcy, insanity, legal disability or death of a Joint Venture Manager (or other incapacity which prevents a Joint Venture Manager from effectively discharging its duties hereunder), unless the remaining Joint Venture Manager, if any, elects to continue the Joint Venture, or unless, within a period of six (6) months from the date of such event, a successor Joint Venture Manager or successor Joint Venture Managers are elected by a vote of Joint Venturers having an aggregate Joint Venture Percentage which is greater than fifty percent (50%), which successor or successors elect to continue the business of the Joint Venture.

                  6.1.2 The vote of the Joint Venturers having an aggregate Joint Venture Percentage which is greater than eighty percent (80%) and receipt by the Joint Venture Manager of written notice of such election.

                  6.1.3 The decision by the Joint Venture Manager, made in its sole discretion, that it would be in the best interest of the Joint Venture to dissolve and the delivery of written notice of such decision to the Joint Venturers; provided, however, that Joint Venturers having an aggregate Joint Venture Percentage greater than eighty percent (80%) may notify the Joint Venture Manager in writing of their objection to such decision within ten (10) days after delivery of notice of such decision by the Joint Venture Manager, and such decision shall be rescinded.

         6.2 Winding-up of the Joint Venture. Upon the dissolution of the Joint Venture pursuant to Section 6.1, the Joint Venture Manager shall serve as liquidating trustee (except that if the dissolution occurred pursuant to Section
6.1.1 hereof, then a liquidating trustee shall be elected by a vote of those Joint Venturers whose aggregate Joint Venture Percentages is in excess of fifty percent [50%]) and shall take full account of the assets (except reserves created pursuant to Section 6.4) shall be liquidated thereafter as promptly as is consistent with obtaining the fair market value thereof. The proceeds therefrom, to the extent sufficient, shall be applied and distributed in the following order of priority:

                  6.2.1 First, to the payment and discharge of all of the debts and liabilities of the Joint Venture, if any, other than any loans and advances made by the Venturers to the Joint Venture;

                  6.2.2 Next, to the payment and discharge of all of the loans and advances, if any, made by the Venturers to the Joint Venture;

                  6.2.3 Next, after all allocations provided for in Article III hereof have been made, to each Venturer with a positive capital account in proportion to the relative capital account balances.

         6.3 No Recourse. Except as otherwise provided in Section 10.4 hereof, no Venturer shall be personally liable for the return of the capital contributions of the Venturers, if and to the extent that any such return is required, and any such return shall be made solely from the assets of the Joint Venture.

         6.4 Reserves. In winding up the affairs of the Joint Venture and distributing its assets, the liquidating trustee provided for in Section 6.2 above shall set up such reasonable reserves as such trustee may deem necessary to meet any contingent or unforeseen liabilities or obligations of the Joint Venture. The liquidating trustee shall deposit funds for such purposes (together with such funds held by the Joint Venture for distribution to the Venturers which remain unclaimed after a reasonable period of time) with an escrow agent for the purpose of establishing such reserves. The escrow agent so chosen by the liquidating trustee is hereby authorized and directed to distribute the balance thereafter remaining in the manner provided in Section 6.2 above at the expiration of such reasonable period of time and pursuant to the instructions of the liquidating trustee.

                                   ARTICLE VII
                      BOOKS OR ACCOUNT, ACCOUNTING, REPORTS
                             FISCAL YEAR AND BANKING

         7.1 Books of Account. The Joint Venture's books and records and this Agreement shall be maintained at the office of the Joint Venture, and each Venturer shall have access thereto and at all reasonable times. A separate capital account shall be established and maintained for each Venturer in accordance with Section 2.2 hereof. The books and records shall reflect all Joint Venture transactions and shall be appropriate and adequate for the Joint Venture's business.

         7.2 Accounting and Reports. As soon as reasonably practicable after the end of each fiscal year, each Joint Venturer shall be furnished with a copy of a statement of income or loss of the Joint Venture for such year, and a statement showing the amounts allocated to or allocated against such Joint Venturer pursuant to Article III of this Agreement during or in respect of such year. Any items of income, expense or credit allocated to him for purposes of the United States federal income tax pursuant to Article III of this Agreement, all prepared in accordance with the accounting method adopted by the Joint Venture, all of which information will be reflected in the Joint Venture's federal income tax return; and delivery of a copy of such tax return to each Joint Venturer shall be sufficient to fulfill the obligation of the Joint Venture Manager with respect to providing such information. A Joint Venture Manager or Joint Venturer may request that the books and records of the Joint Venture be audited at the end of any fiscal year, and any such audit shall be conducted by an independent certified public accountant selected by the Venturer requesting the audit, and if such request is made by a Joint Venturer, at the expense of the Joint Venturer requesting the audit. Upon the request of a Joint Venturer or Joint Venturers owning Joint Venture Percentages aggregating more than fifty percent (50%), such audit shall be made at the expense of the Joint Venture by an independent certified public accountant selected by the Joint Venture Manager. In addition, the Joint Venture Manager will submit such other reports on a periodic basis, at least quarterly, as they shall deem necessary to keep the Joint Venturers advised of the status of Joint Venture operations.

         7.3 Basis of Accounts and Fiscal Year. The Joint Venture shall maintain its accounts on the accrual basis of accounting, and shall adopt a fiscal year which shall begin on the first day of January and end on the thirty-first (31st) day of December of each year.

         7.4 Funds. All funds of the Joint Venture shall be deposited in a separate bank account or accounts as shall be determined by the Joint Venture Manager. All withdrawals therefrom shall be made upon checks signed by the Joint Venture Manager or by any person authorized to do so by the Joint Venture Manager.

                                  ARTICLE VIII
                                POWER OF ATTORNEY

         8.1 Power of Attorney. Each Joint Venturer hereby makes, constitutes and appoints the Joint Venture Manager (and any successor Joint Venture Manager duly elected pursuant to Section 5.6 or 6.1 hereof) his true and lawful attorney-in-fact for him and in his name, place and stead and for this use and benefit, from time to time:

                  8.1.1 To make all agreements amending this Agreement as now or hereafter amended, that may be appropriate to reflect:

                          8.1.1.1 Change of the name or location of the
                  principal place of business of the Joint Venture;

                          8.1.1.2 The disposal by a Joint Venturer (including
                  himself) of his interest as a Joint Venturer in the Joint Venture in any manner permitted by this Agreement;

                          8.1.1.3 A person (including himself) becoming an
                  additional or substituted Joint Venturer of the Joint Venture; and

                          8.1.1.4 A change in any provisions of this Agreement
                  adopted in accordance with the provisions hereof, or the exercise by any person of any right or rights hereunder;

                  8.1.2 To make such certificates, instruments and documents as may be required by, or may be appropriate under, the laws of any state or other jurisdiction in which the Joint Venture is doing or intends to do business, in connection with the use of the name of the Joint Venture by the Joint Venture; and

                  8.1.3 To make such certificates, instruments and documents as such Joint Venturer may be required to make, or as may be appropriate for such Joint Venturer to make, by the laws of any state or jurisdiction to reflect:

                          8.1.3.1 A change of name or address of such Joint
                  Venturer; or

                          8.1.3.2 Any changes in or amendments of this
                  Agreement, but only if and when such changes are in strict accordance with the provisions of this Agreement.

         Each of such agreements, certificates, instruments and documents shall be in such form as such attorney-in-fact and counsel for the Joint Venture shall deem appropriate. The powers hereby conferred to make agreements, certificates, instruments and documents shall be deemed to include without limitation the powers to sign, execute, acknowledge, swear to, verify, deliver, file, record or publish the same.

         Each Joint Venturer hereby (i) authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, (ii) gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in or about the foregoing as fully as such Joint Venturer might or could do if personally present, and
(iii) ratifies and confirms all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

         8.2 Duration of Power. The power of attorney granted under Section 8.1 hereof:

                  8.2.1 Is a special power of attorney coupled with an interest and is irrevocable;

                  8.2.2 May be exercised by such attorney-in-fact by listing all of the Joint Venturers executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact acting as attorney-in-fact for all of them; and

                  8.2.3 Shall survive the delivery of an assignment by a Joint Venturer of the whole or a portion of his interest in the Joint Venture; except that where such assignment is of such Joint Venturer's entire interest in the Joint Venture and the purchaser, transferee or assignee thereof, with the consent of the Joint Venture Manager, is admitted as a substituted Joint Venturer, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument or document necessary to effect such substitution.

                                   ARTICLE IX
                  AMENDMENTS, REMOVAL OF JOINT VENTURE MANAGER

         9.1 Proposals by Joint Venturers. The Joint Venture Manager may, and at and within thirty (30) days after the request of the Joint Venturers owning Interests representing twenty percent (20%) or more of the Interests owned by all Joint Venturers shall submit to all the Venturers the text of any proposal to (a) amend this Agreement, (b) dissolve and terminate the Joint Venture, (c) remove a Joint Venture Manager and substitute a new Joint Venture Manager, (d) approve or disapprove the sale of all or substantially all the assets of the Joint Venture, or (e) cancel any contract between the Joint Venture and a Joint Venture Manager, without penalty to the Joint Venture, upon sixty (60) days written notice to the Joint Venture Manager together with a statement of the purpose of any such proposal. The Joint Venture Manager may include in any submission its view as to the proposal. Subject to Section 9.2, any such proposal shall be adopted if, within thirty (30) days after the mailing of such proposal to all Venturers, the Joint Venture Manager shall have received written approval thereof from a majority in interest of the Joint Venturers except that no proposal may without the written approval of all the Venturers: (i) increase the liability of the Venturers; (ii) alter the rights and obligations set forth in Article III hereof; (iii) change the capital contributions required of Venturers under this Agreement; (iv) enlarge the liability of the Joint Venture Manager to Joint Venturers; (v) amend this Article IX; or (vi) change the provisions relating to the dissolution and termination of the Joint Venture. The date of adoption of such proposal shall be the date on which the Joint Venture Manager shall have received the requisite written approvals. Any proposal which is not adopted may be resubmitted. In the event any proposal is not adopted, any written approval received with respect thereto shall become void and shall not be effective with respect to any resubmission of such proposal.

         9.2 Evidence of Legal Authority. Notwithstanding the foregoing, any rights of a majority in interest of the Joint Venturers under Section 9.1 shall not come into existence or be effective in any manner unless and until Section
9.2.1 below has been satisfied:

                  9.2.1 Either a favorable ruling shall have been received by the Joint Venture from the Internal Revenue Service to the effect that neither the grant nor the exercise of such rights will adversely affect the tax status of the Joint Venture or of any of the Joint Venturers, or counsel for the Joint Venturers (acceptable to the Joint Venture) shall have delivered to the Joint Venture an opinion (acceptable to the Joint Venture) to the same effect. Counsel for the Joint Venturers as hereinabove described shall be other than counsel for the Joint Venture Manager and such counsel must be acceptable to a majority in interest of the Joint Venturers.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.1 Notices. Any notice, payment, demand or communication required or permitted to be given by a provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed, or if sent, by deposit with the United States Mail, postage and charges prepaid, addressed as follows: if to the Joint Venture Manager, at the principal mailing address of the Joint Venture; if to a Joint Venturer, at such Joint Venturer's address set forth in Exhibit "1" to this Agreement described in Section 2.5 hereof, or to such other address as shall be furnished in writing by any party to the other. Any such notice shall be deemed to be given as of the date delivered, if delivered personally, or as of the date on which the same was deposited in the United States Mail, addressed and sent as aforesaid.

         10.2 Section Headings. Section, paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define, amplify or limit the scope, extent or intent of this Agreement or any provision hereof.

         10.3 Further Action. Each Venturer shall execute and deliver such papers, documents and instruments, and perform such acts as are necessary or appropriate, to implement the terms hereof and the intent of the parties hereto.

         10.4 Indemnity. Each Venturer shall be liable to the extent of its respective interest ("Liability Interest"). Each Venturer agrees to indemnify and hold harmless the other Venturers from and against any and all claims, losses, damages, costs or expenses of any kind or character in excess of each respective Venturer's Liability Interest arising out of any transaction contemplated by this Agreement or resulting therefrom.

         10.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid and unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         10.6 Amendments by Power of Attorney. Notwithstanding other provisions of Article IX or any other provisions of this Article X, amendments to this Agreement which are of an inconsequential nature and do not adversely affect the Venturers in any material respect, or are necessary or desirable to comply with any applicable law or governmental regulation, or are required or contemplated by this Agreement, may be made by the Joint Venture Manager through use of the power of attorney granted by Article VIII of this Agreement. In this regard, the Joint Venture Manager shall have the full power and authority to amend any provision of this Agreement so as to conform, in the sole judgment of the Joint Venture Manager, the provisions of this Agreement with regulations adopted by the Treasury Department relating to Section 704(b) of the Code; provided, however, any such amendment shall not cause the contributions required of any Venturer to be increased, or adversely affect the Joint Venturers in any material respect.

         10.7 Meetings. Meetings of the Venturers may be called by the Joint Venture Manager and shall be called upon the written request of Joint Venturers having an aggregate Joint Venture Percentage of a least twenty-five percent (25%). The call shall state the nature of the business to be transacted. Joint Venturers may vote in person or by proxy at any such meeting, and shall be given written notice at least ten (10) days prior to such meeting.

         10.8 Right to Rely upon the Authority of Joint Venture Manager. No person dealing with a Joint Venture Manager shall be required to determine its authority to make any commitment or undertaking on behalf of the Joint Venture, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any property or interest owned by the Joint Venture shall be required to determine the sole and exclusive authority of the Joint Venture Manager to sign and deliver on behalf of the Joint Venture any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchasers shall have received written notice affecting the same.

         10.9 Texas Law. It is the intention of the parties that the laws of Texas govern the determination of the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

         10.10 Waiver of Action for Partition. Each of the parties hereto irrevocably waives, during the term of the Joint Venture, any right that it may have to maintain any action for partition with respect to the Joint Venture Properties.

         10.11 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

         10.12 Parties in Interest. Subject to the provisions contained in
Article V hereof, each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the respective parties hereto.

         10.13 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

         10.14 No Election. No election shall be made by the Joint Venture, the Joint Venture Manager, or any Joint Venturer, for the Joint Venture to be excluded from the application of the provisions of Subchapter K of the Code.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the _____ day of ____________, 1999.


                                            JOINT VENTURE MANAGER

                                            TBX Resources, Inc.


                                            By:
                                               ---------------------------------
                                               Tim Burroughs, President

                                            ORIGINAL JOINT VENTURER



                                            ------------------------------------
                                            Tim Burroughs

THE STATE OF TEXAS   )
                     )
COUNTY OF DALLAS     )

        BEFORE ME, the undersigned authority, a Notary Public in and for the State of Texas, on this day personally appeared Tim Burroughs, President of TBX Resources, Inc., a Texas corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and upon his oath swore to me that he executed the same for the purposes and consideration therein expressed, and in the capacity therein stated.

         SUBSCRIBED AND SWORN TO BEFORE ME, the undersigned authority, on this the _____ day of ____________________, 1999.



                                  ----------------------------------------------
                                  Notary Public in and for the State of Texas

THE STATE OF TEXAS   )
                     )
COUNTY OF DALLAS     )

        BEFORE ME, the undersigned authority, a Notary Public in and for the State of Texas, on this day personally appeared Tim Burroughs known to me to be the person whose name is subscribed to the foregoing instrument, and upon his oath swore to me that he executed the same for the purposes and consideration therein expressed.

         SUBSCRIBED AND SWORN TO BEFORE ME, the undersigned authority, on this the _____ day of ____________________, 1999.



                                  ----------------------------------------------
                                  Notary Public in and for the State of Texas